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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 8th day of March, 2000 by and between U.S. Interactive, Inc., a Delaware corporation (the "Company"), and Mohan Uttarwar (the "Executive").

                                   BACKGROUND

         The Company desires to employ the Executive, the Executive desires to be employed by the Company, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

1.       Employment.

         Subject to and pursuant to the terms of this Agreement, effective as of the date of this Agreement (the "Effective Date"), the Company hereby employs the Executive, and the Executive shall be employed by and shall serve the Company, in the capacity of President of SoftPlus, Inc., a wholly-owned subsidiary of the Company ("SoftPlus"), reporting directly to the Chief Executive Officer of the Company pursuant to the terms and conditions of this Agreement, and Executive hereby accepts such employment.

2.       Term.

         Subject to the provisions for earlier termination provided herein, the term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate one year from the date hereof.

3.       Duties.

         During the Term, the Executive shall be employed at the offices of the Company in Cupertino, California, and shall have all duties and responsibilities customarily associated with the position of President of SoftPlus, including duties determined by the Board of Directors of the Company (the "Board") and the Chief Executive Officer of the Company. The Executive shall also serve as a member of the Board for the unexpired term of the vacancy on the Board ending on the date of the annual meeting of the USI Stockholders in 2001, subject to removal pursuant to the terms of the Company's Certificate of Incorporation and Bylaws. The Executive shall devote his full time, ability, attention, energy, knowledge and skill to perform all duties as assigned or delegated to him by the Board and Chief Executive Officer of the Company.



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4.       Compensation.

         For services rendered by the Executive during the Term pursuant to this Agreement, the Company shall pay or award compensation to Executive as follows:

         4.1. Base Compensation. The Company shall pay to the Executive a base salary ("Base Compensation") of $200,000 (USD) per annum, payable in accordance with the Company's customary payroll practices for its officers.

         4.2. Bonus Compensation. In addition to the Base Compensation, the Board (or the Compensation Committee of the Board) may in its discretion award the Executive a performance bonus (the "Performance Bonus") in cash or stock options commensurate with the Executive's, the Company's and SoftPlus's performances.

         4.3. Withholding. The Company shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

5. Additional Benefits. In addition to Base Compensation and Performance Bonus provided for in Section 4 above, in connection with the Executive's employment by the Company, the Executive shall be entitled to receive:

         5.1. all fringe benefits customarily offered by the Company to its senior executive officers, including without limitation, health plan benefits, expense accounts, participation in any Company stock compensation plan and the various employee benefit plans or programs (collectively, the "Benefit Plans") provided to the employees of the Company in general, subject to the eligibility requirements with respect to each such Benefit Plan, and to such other benefits or perquisites as may be approved by the Board during the Term;

         5.2. reimbursement from the Company for all customary, ordinary, reasonable and necessary business expenses incurred by the Executive in the performance of his duties and responsibilities hereunder; and

         5.3. vacation benefits available under the Company's vacation policy in effect for its senior executive officers, which may not be carried over from year to year.

6. Termination of Employment. The Executive's employment with the Company shall terminate upon any one of the following events:

         6.1. Termination for Cause. Company may terminate the Executive's employment upon fourteen (14) days written notice sent to the Executive stating the Company's determination, made in good faith, that it is terminating the Executive for "cause." For purposes of this Agreement, "cause" shall mean termination based on:

              6.1.1. the failure or the refusal of the Executive to follow lawful and proper directives of the Board or Chief Executive Officer of the Company;

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              6.1.2. the Executive's material breach of this Agreement which, if capable of cure, is not cured fully within ten (10) days after written notice from the Board or Chief Executive Officer of the Company to the Executive identifying such breach, provided, that such ten (10) day period shall be extended to thirty (30) days if such breach is not reasonably susceptible to cure within ten (10) days and the Executive shall have commenced to cure within such ten (10) day period and is then proceeding with due diligence to cure such breach;

              6.1.3. conviction of the Executive for (x) any crime constituting a felony in the jurisdiction in which committed, (y) any crime involving moral turpitude (whether or not a felony) or (z) any other criminal act against the Company involving dishonesty whether or not a felony or willful misconduct intended to injure the Company;

              6.1.4. substance abuse (including drunkenness) by the Executive which is repeated after written notice from the Board or Chief Executive Officer of the Company to the Executive identifying such abuse;

              6.1.5. willful malfeasance or gross misconduct by the Executive which discredits or damages the Company; or

              6.1.6. conviction of or a no contest plea by the Executive for a violation of the federal securities laws.

         6.2. Termination Without Cause. Company may terminate the Executive's employment upon fourteen (14) days written notice sent to the Executive stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason.

         6.3. Voluntary Termination. The Executive may terminate the Executive's employment effective upon fourteen (14) days written notice sent to the Company from the Executive stating that the Executive is electing to terminate his employment.

         6.4. Termination Upon Disability. Company may terminate the Executive's employment upon fourteen (14) days written notice sent to the Executive stating that the Company's determination made in good faith that, due to a mental or physical incapacity of the Executive, the Executive has been unable to perform his duties under this Agreement for a period of not less than three (3) consecutive months.

         6.5. Termination Upon Death. The Executive's employment will terminate immediately upon the Executive's death.

7.       Payment Upon Termination of Employment.

         7.1. Termination for Cause, Termination Without Cause or Voluntary Termination. Upon any termination of the Executive's employment pursuant to
Section 6.1, 6.2 or 6.3the Company shall immediately pay to the Executive the compensation and benefits otherwise payable to the Executive under Sections 4 and 5 through the date of termination. Additionally, if the termination is pursuant to Section 6.2, the Company shall continue to pay to the Executive the compensation and benefits otherwise payable to the Executive under Sections 4 and 5 through the Term. The Executive's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

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         7.2. Termination upon Disability. In the event of termination of the
Executive's employment with the Company pursuant to Section 6.4, the Company shall:

              7.2.1. immediately pay to the Executive the compensation and benefits otherwise payable to the Executive under Sections 4 and 5 through the date of termination, less any amounts received by the Executive from any Company-sponsored or SoftPlus-sponsored disability plan.

              7.2.2. for three (3) months from the termination date, the Company shall continue to pay to the Executive all compensation and benefits otherwise payable to the Executive under Sections 4 and 5 at the Executive's then-salary, less any amounts received by the Executive from any Company-sponsored or SoftPlus-sponsored disability plan, further, less applicable withholding taxes, payable on the Company's normal payroll dates during that period.

         7.3. Termination upon Death. In the event of termination of the Executive's employment with the Company pursuant to Section 6.5, all obligations of the Company shall cease, except the Company shall immediately pay to the Executive (or to the Executive's estate) the compensation and benefits otherwise payable to the Executive under Sections 4 and 5 through the date of termination.

8. No Conflicting Agreements. The Executive warrants that he is under no obligation which would violate or be in conflict with the terms and conditions of this Agreement.

9. Resignation of Positions. Upon termination of employment for any reason whatsoever, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company and all subsidiaries of the Company.

10. Binding Effect; Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Executive, and any beneficiary or legal representative of the Executive, shall not assign all or any portion of the Executive's rights or obligations under this Agreement without the prior written consent of the Company.

11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (i) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, or (ii) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt (followed by a hard copy mailed in accordance with clause (i) of this Section 11) addressed as follows:

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                  If to the Company, addressed to:

                                    U.S. Interactive, Inc.
                                    2012 Renaissance Boulevard
                                    King of Prussia, PA 19406
                                    Phone: (610) 313-9700
                                    Fax: (610) 382-8908
                                    Attn:  Chief Executive Officer

                  If to the Executive:

                                    Mr. Mohan Uttarwar
                                    18900 Stevens Creek Boulevard
                                    Suite 101
                                    Cupertino, CA 95014

or such other address as may be given from time to time under the terms of this notice provision.

12. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

13. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment or waiver may be charged against a party without that party's prior written consent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each transferee of any party hereto.

14. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware, without reference to conflicts of laws principles.

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18.        Mediation and Arbitration. Any dispute which may arise between the parties hereto as to the construction, interpretation or effect of this Agreement which is not resolved by mutual agreement between the parties, shall first be submitted to nonbinding mediation on terms and conditions to be mutually agreed upon by the parties. In the event that a dispute is not resolved by nonbinding mediation, the disputing party may give the other party notice of such party's intention to cause the same to be submitted to arbitration. After fifteen (15) days have elapsed from the giving of such notice, but not before such time, the party who gave such notice may cause any such dispute which then remains unresolved to be submitted to arbitration by submitting the same to the office of the American Arbitration Association (the "AAA") acting in the state of incorporation of the Company as determined by the Company (or any successor thereto, but if no organization is then performing a function reasonably similar to the AAA, then to a court of competent jurisdiction in accordance with the rules of such court) with a request for arbitration to be conducted in accordance with the rules thereof by one (1) arbitrator to be jointly selected by the parties. The prevailing party's expenses, including without limitation attorneys' fees, in connection with such arbitration shall be borne by the losing party; provided, however, that if liability is allocated by the arbitrator between the parties, the expenses of such arbitration, including without limitation the parties' attorneys' fees, shall be borne by the parties in proportion to their respective percentages or proportions of liability assessed by the arbitrator. The decision of the arbitrator as to all matters properly submitted to such arbitrator and as to the apportionment of expenses of arbitration shall be conclusive and binding upon the parties and judgment upon any award may be entered in any court of competent jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                   U.S. INTERACTIVE, INC.


                                   By:_________________________________
                                            Stephen T. Zarrilli
                                            Chief Executive Officer



                                   ____________________________________
                                   Mohan Uttarwar




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